Exhibit 99.1

Contact: PXRE Group Ltd. John Modin Chief Financial Officer 441-296-5858 john.modin@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully 212-687-8080 jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE REPORTS THIRD QUARTER RESULTS

COMPANY DECLARES QUARTERLY DIVIDEND

     HAMILTON, Bermuda – (PR Newswire) – October 27, 2005 – PXRE Group Ltd. (NYSE: PXT) today announced results for the third quarter ended September 30, 2005, which included the impact of Hurricanes Katrina and Rita. Notable items for the quarter included:

•	Net operating loss per adjusted diluted share was $9.46 compared to a net operating loss per adjusted diluted share of $2.67 in the third quarter of 2004

•	Net loss was $317.3 million compared to a net loss of $73.2 million in the third quarter of 2004

     Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, commented, “Hurricanes Katrina and Rita will make the third quarter of 2005 the most costly quarter in history for the reinsurance industry in terms of insured catastrophe loss. PXRE’s loss for the quarter is correspondingly large but the storms again demonstrated the strength of PXRE’s risk management, as our losses were within our expectations for such major events.”

     Mr. Radke continued, “The strategic market position we have earned over the past 23 years through our dedication to customer service and prompt claims payment gives us confidence in our ability to thrive in the wake of Hurricanes Katrina and Rita, and recent feedback from communications with brokers validates that confidence. Indeed, our recent success in raising $474 million of equity capital reflects investors’ belief in the strength of PXRE’s franchise, which flows from our focused strategy and proven risk management.”

     “Following our successful capital raising efforts, PXRE now has $914 million of pro-forma shareholders’ equity and approximately $1.1 billion of pro-forma capital as of September 30, 2005, which represent the highest levels in our history. Our increased size positions us well to take advantage of both the expected substantial increases in rates and improved terms and conditions for each of the lines of business we write. We expect the scope of these changes to be at least as pronounced in our lines of business as those experienced after other market-changing events such as the World Trade Center disaster in 2001 and Hurricane Andrew in 1992.”

     Given the current uncertainty of the net impact of Hurricane Wilma on the Company’s fourth quarter results, PXRE has withdrawn its previously disclosed guidance for the year and will not be providing revised guidance for 2005 at this time.

     Net operating loss was $317.4 million and net operating loss per adjusted diluted share was $9.46 for the third quarter of 2005 compared to a net operating loss of $73.4 million and net operating loss per adjusted diluted share of $2.67 in the third quarter of 2004. The net operating loss during the third quarter of 2005 was primarily driven by the net impact of Hurricanes Katrina and Rita of $349.9 million, after tax, reinsurance recoveries on our outwards reinsurance program and the impact of inwards and outwards reinstatement and additional premiums.

     Net operating loss and net operating loss per adjusted diluted share are non-GAAP financial measures. Reconciliations of net loss to net operating loss and net loss per diluted common share to net operating loss per adjusted diluted share are set forth in the attached schedule of Unaudited Financial Highlights. We have included net operating loss per adjusted diluted share in this release. The adjustment added the dilutive effect of the convertible preferred shares, which would be otherwise excluded under generally accepted accounting principles, to the common shares in the loss per share denominator. We made this adjustment since all shareholders, both common and convertible preferred, were negatively impacted by the quarterly loss. The net operating loss per adjusted diluted share is a non-GAAP accounting measure; however, it more closely approximates the change in the book value per share.

     Net premiums earned for the quarter decreased by 23%, or $21.0 million, to $68.8 million from $89.8 million for the year-earlier period. Included in net premiums earned for the quarter were net ceded reinstatement premiums earned of $25.9 million associated with Hurricanes Katrina and Rita, as compared to net assumed reinstatement premiums earned of $24.6 million associated with the 2004 storms. Before the effects of hurricane related reinstatement premiums in both current year and prior year period, the Company experienced growth in net premiums earned of 37%.

Back to Contents

Revenues and Net Premiums Earned

	Three Months Ended			Nine Months Ended
($000's)	September 30,			September 30,

	2005	2004	Change %	2005	2004	Change %

Revenues	$82,662	$95,611	(14)	$262,724	$246,824	6

Net Premiums Earned:
Cat & Risk Excess	$68,878	$89,915	(23)	$232,389	$222,296	5
Exited	(61)	(116)	47	(718)	6,020	(112)

	$68,817	$89,799	(23)	$231,671	$228,316	1

     Net premiums written in the third quarter of 2005 decreased 12%, or $13.3 million, to $99.3 million from $112.6 million for the same period of 2004. Included in net premiums written for the quarter was net ceded reinstatement premiums written of $25.9 million associated with Hurricanes Katrina and Rita, as compared to net assumed reinstatement premiums written of $24.6 million associated with the 2004 storms. Excluding the effects of hurricane related reinstatement premiums in both current year and prior year period, the Company experienced growth in net premiums written of 36%.

Net Premiums Written

	Three Months Ended			Nine Months Ended
($000's)	September 30,			September 30,

	2005	2004	Change %	2005	2004	Change %

Net Premiums Written:
Cat & Risk Excess	$99,346	$113,066	(12)	$277,066	$250,389	11
Exited	(65)	(475)	86	(726)	3,138	(123)

	$99,281	$112,591	(12)	$276,340	$253,527	9

     Net investment income for the third quarter of 2005 increased 162%, or $8.3 million, to $13.5 million from $5.2 million for the corresponding period of 2004, primarily as a result of a $5.1 million increase in income from hedge funds and a $3.1 million increase in income from our fixed maturity and short-term investment portfolio. The increase in net investment income is primarily due to a return of 4.1% on the hedge funds for the quarter compared to 0.5% for the third quarter of 2004 and an increase in invested assets attributable to cash flow from operating and financing activities.

     PXRE's GAAP loss ratio for the third quarter of 2005 was 594.3% compared to 174.1% for the third quarter of 2004. Loss and loss expenses incurred in the third quarter of 2005 were $409.0 million, which included $356.7 million of net losses attributable to Hurricanes Katrina and Rita. Loss and loss expenses incurred in the third quarter of 2004 were $156.3 million, which included $135.7 million of net losses attributable to the 2004 hurricanes. The expense ratio was 28.8% for the third quarter of 2005 compared to 18.3% in the year-earlier quarter due to the lower net premiums earned.

Back to Contents

GAAP Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Loss Ratio, All Lines	594.3%	174.1%	206.5%	84.3%
Expense Ratio	28.8	18.3	25.2	25.2

Combined Ratio	623.1%	192.4%	231.7%	109.5%

Loss Ratio, Cat & Risk Excess	585.7%	151.4%	203.1%	75.2%

     Operating results reflect a tax benefit of 9.3% for the third quarter of 2005 compared to 10.0% for the third quarter of 2004.

     On a fully diluted basis, book value per share decreased to $13.01 at September 30, 2005, or $11.81 on a pro-forma fully diluted basis had the common and perpetual preferred share offerings closed on September 30, 2005, from $22.73 per share at June 30, 2005. During the third quarter of 2005, PXRE recorded a change in net after-tax unrealized depreciation in investments of $6.1 million in other comprehensive income, which resulted in a $0.18 decrease in fully diluted book value per share. The cause of this decrease in value was primarily an increase in interest rates during the quarter.

     On October 7, 2005, PXRE completed the public offering of 8.8 million of its common shares to Credit Suisse First Boston LLC which acted as sole underwriter in the offering, including 1.2 million shares sold upon exercise of the underwriter’s over-allotment in full, at a public offering price of $13.25 per share. Net proceeds to the Company from the common stock offering, after deducting estimated expenses and underwriter’s discounts and commissions, were approximately $114.7 million.

     On October 7, 2005, PXRE also completed the sale of 375,000 of its series D perpetual preferred shares in a private placement pursuant to Section 4(2) of the Securities Act of 1933. The gross proceeds from the private placement were $375.0 million, and proceeds net of agents' discounts and commissions and offering expenses were $359.3 million.

     PXRE has contributed the $474 million net proceeds of both offerings to PXRE Reinsurance Ltd., its Bermuda reinsurance subsidiary, to support the underwriting of reinsurance business during upcoming renewal periods.

     The series D perpetual preferred shares have a liquidation preference of $1,000 and an $11.00 per common share exchange price. At the exchange price of $11.00 per common share, each series D perpetual preferred share will be mandatorily exchangeable for approximately 90.9 of the Company's common shares immediately upon an affirmative vote of the Company's shareholders (i) authorizing an additional 300 million common shares; and (ii) approving the exchange of the series D perpetual preferred shares into common shares. A Special General Meeting of the Company's shareholders has been called for November 18, 2005, to consider and approve these matters.

     Due to losses sustained from Hurricanes Katrina and Rita, the Company had an accumulated deficit as of September 30, 2005 and therefore would not be able to pay dividends under Bermuda law as of that date; however, on October 24, 2005, the Company’s Board of Directors, in accordance with the Bermuda Companies Act, 1981, resolved that the value of the series D perpetual preferred shares exchanged in excess of the par value of the common shares issued upon the exchange of such series D perpetual preferred shares (approximately $325 million) would be credited to the contributed surplus account of the Company. It is permissible to pay dividends from contributed surplus under Bermuda law. Therefore, subject to the shareholders’ approval of the exchange of the series D perpetual preferred shares on November 18, 2005, the Company’s Board of Directors has declared a regular quarterly cash dividend of $0.12 per common share. The dividend will be paid on December 6, 2005, to shareholders of record as of November 22, 2005.

     PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol “PXT.”

     PXRE Group Ltd. is scheduled to hold a conference call with respect to its third quarter financial results on Friday, October 28, 2005 at 10:00 a.m. Eastern Time.

     A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 502-9272 for U.S. and Canadian callers and (913) 981-5591 for international callers. Following the conclusion of the presentation, the webcast will remain available online through November 28, 2005 at www.pxre.com. In addition, a replay of the call will be available from October 29, 2005 – November 4, 2005 by dialing (888) 203-1112. Callers dialing from outside the U.S. and Canada can access the replay by dialing (719) 457-0820. Please enter 4004864 as the conference ID.

     Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on October 27, 2005. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE’s financial results may vary significantly from period to period; (ii) the Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company’s profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties, which uncertainties are particularly acute in the wake of Hurricane Katrina; (vii) a decline in the credit rating assigned to the Company’s claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company’s ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) the Company’s investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company’s reliance on reinsurance brokers exposes us to their credit risk; (xi) the Company has exited the finite reinsurance business, but claims in respect of the business the Company wrote could have an adverse effect on its results of operations; (xii) the Company may be adversely affected by foreign currency fluctuations; (xiii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiv) the impairment of the Company’s ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xvi) regulatory constraints may restrict the Company’s ability to operate its business; (xvii) determination by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company’s financial position or results; and (xviii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company’s financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

     PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

Back to Contents

PXRE Group Ltd.
Unaudited Financial Highlights
(Dollars in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Gross premiums written	$236,146	$125,529	$427,708	$285,847

Net premiums written	$99,281	$112,591	$276,340	$253,527

Revenues	$82,662	$95,611	$262,724	$246,824
Losses and expenses	(432,536)	(176,942)	(547,420)	(262,522)

Loss before income taxes, cumulative effect of accounting change and convertible preferred share dividends	(349,874)	(81,331)	(284,696)	(15,698)
Income tax benefit	(32,531)	(8,157)	(33,603)	(6,844)

Loss before cumulative effect of accounting change and convertible preferred share dividends	(317,343)	(73,174)	(251,093)	(8,854)
Cumulative effect of accounting change, net of $0.2 million tax benefit	—	—	—	(1,053)

Net loss before convertible preferred share dividends	$(317,343)	$(73,174)	$(251,093)	$(9,907)

Net loss per diluted common share	$(11.17)	$(5.48)	$(10.02)	$(1.49)

Average diluted shares outstanding (000's)	33,550	27,539	33,307	26,965
Average diluted shares outstanding when antidilutive (000's)	28,529	13,995	25,649	13,753

Net loss before convertible preferred share dividends	$(317,343)	$(73,174)	$(251,093)	$(9,907)
Adjustments, net of tax:
Realized investment losses	20	12	255	295
Cumulative effect of accounting change	—	—	—	1,053
Severance, net of pension gain	—	—	—	1,020
Foreign exchange (gains) losses	(98)	(215)	(936)	123

Net operating loss (1)	$(317,421)	$(73,377)	$(251,774)	$(7,416)

Net loss per diluted common share	$(11.17)	$(5.48)	$(10.02)	$(1.49)
Adjustments, net of tax:
Average diluted shares outstanding including antidilutive
shares	1.71	2.82	2.48	1.12
Realized investment losses	—	—	0.01	0.01
Cumulative effect of accounting change	—	—	—	0.04
Severance, net of pension gain	—	—	—	0.04
Foreign exchange gains	—	(0.01)	(0.03)	—

Net operating loss per adjusted diluted share (1)(2)	$(9.46)	$(2.67)	$(7.56)	$(0.28)

Financial Position:	Sept. 30, 2005		Dec. 31, 2004

Cash and investments	$1,279,974		$1,165,208
Total assets	1,871,594		1,454,416
Reserve for losses and loss expenses	985,441		460,084
Shareholders’ equity	439,959		696,555
Book value per common share (3)	13.01		21.30
Statutory surplus:
PXRE Reinsurance Ltd.	452,000	(4)	749,084	(5)
PXRE Reinsurance Company	138,000	(6)	224,926

Financial Strength Ratings (A.M. Best/ S&P):(7)
PXRE Reinsurance Ltd.	A-/A-		A/A
PXRE Reinsurance Company	A-/A-		A/A

Pro- forma capitalization table – as if the common and perpetual preferred share offerings closed on September 30, 2005:(8)	September 30,

	Actual	Pro- Forma

Long term subordinated debt	$167,080	$167,080
Shareholders’ equity:
Serial convertible preferred shares, $1.00 par value, $10,000 stated value	58,132	58,132
Perpetual preferred shares, $1.00 par value, $1,000 liquidation value	—	375,000
Common shares, $1.00 par value	29,395	38,239
Additional paid-in-capital	445,425	535,585
Accumulated other comprehensive loss net of deferred income tax benefit of ($1,932)	(12,269)	(12,269)
Accumulated deficit	(71,041)	(71,041)
Restricted shares at cost (0.5 million shares)	(9,683)	(9,683)

Total shareholders’ equity	439,959	913,963

Total capitalization	$607,039	$1,081,043

Book value, diluted	$13.01	$11.81
Common shares outstanding, diluted	33,806	77,416

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

GAAP Ratios:
Loss ratio	594.3%	174.1%	206.5%	84.3%
Expense ratio	28.8%	18.3%	25.2%	25.2%

Combined ratio	623.1%	192.4%	231.7%	109.5%

Losses Incurred by Segment:
Cat & Risk Excess	$403,451	$136,097	$471,956	$167,220
Exited	5,507	20,238	6,565	25,331

	$408,958	$156,335	$478,521	$192,551

Commission and Brokerage, Net of Fee Income by Segment:
Cat & Risk Excess	$12,625	$8,901	$31,425	$24,894
Exited	(33)	(696)	(183)	1,836

	$12,592	$8,205	$31,242	$26,730

Underwriting (Loss) Income by Segment: (9)
Cat & Risk Excess	$(347,198)	$(55,083)	$(270,992)	$30,182
Exited	(5,535)	(19,658)	(7,100)	(21,147)

	$(352,733)	$(74,741)	$(278,092)	$9,035

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Underwriting (Loss) Income Reconciled to Loss Before Income Taxes, Cumulative Effect of Accounting Change and Convertible Preferred Share Dividends:
Net underwriting (loss) income (9)	$(352,733)	$(74,741)	$(278,092)	$9,035
Net investment income	13,526	5,157	30,649	16,941
Net realized investment (losses) gains	(34)	(40)	(366)	11
Operating expenses	(7,255)	(8,272)	(27,103)	(30,760)
Foreign exchange gains	237	382	1,053	22
Interest expense	(3,615)	(3,817)	(10,837)	(10,947)

Loss before income taxes, cumulative effect of accounting change and convertible preferred share dividends	$(349,874)	$(81,331)	$(284,696)	$(15,698)

(1)	Net operating loss (a non-GAAP financial measure) is net loss excluding after-tax realized investment gains and losses, cumulative effect of accounting change, severance expenses, net of a pension gain and foreign exchange gains and losses. These items are excluded because management does not consider these items to be an integral part of the Company’s performance or indicative of trends in the business operations in a particular period. The excluded items may be material in a period. Management believes that disclosing non-GAAP financial measures such as net operating loss provides useful information regarding PXRE’s results of operations consistent with industry practices, which enable investors, security analysts and rating agencies to make performance comparisons with PXRE’s competitors.

(2)	Net operating loss per adjusted diluted share (a non-GAAP financial measure) is net operating loss divided by diluted common shares without considering the anti-dilutive effect of convertible voting preferred shares, options and unvested restricted stock in a period of loss from continuing operations. Management believes it is important to disclose this measure, as the convertible preferred shares mandatorily convert to common shares by April 8, 2008.

(3)	After considering convertible preferred shares.

(4)	Estimated and before inter-company eliminations.

(5)	Before inter-company eliminations.

(6)	Estimated.

(7)	The rating from Standard & Poor’s (S&P) remains on credit watch negative; S&P has disclosed that it will most likely affirm our A- financial strength rating and assign a stable outlook upon the exchange of the Series D Preferred Shares to common and after evaluating management’s progress in reducing prospective earnings and capital volatility. The rating from A.M. Best remains under review with negative implications; A.M. Best has stated that it will likely affirm our A- financial strength rating upon the exchange of the Series D Preferred Shares to common shares.

(8)	On October 7, 2005, PXRE completed the public offering of 8.8 million of its common shares, including 1.2 million shares sold upon exercise of the underwriter’s over-allotment in full, at a public offering price of $13.25 for net proceeds of $114.7 million. On October 7, 2005 PXRE also completed the sale of 375,000 of its series D perpetual preferred shares in a private placement for net proceeds of $359.3 million. Pro-forma amounts show the effect on our shareholders’ equity and total capitalization if the common and perpetual preferred share offerings occurred as of September 30, 2005 as well as the number of common shares outstanding, diluted if, as of September 30, 2005 a) the series D perpetual preferred shares were converted to common shares at their exchange price of $11.00 per share, resulting in the issuance of 34,090,909 common shares, and b) as a result of the offerings, the anti-dilution provisions of convertible preferred shares were in effect, which results in an issuance of approximately 676,000 common shares upon their conversion to common shares by April 8, 2008.

(9)	Underwriting Income (Loss) by Segment (a GAAP financial measure): The Company’s reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company’s financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income by Segment is calculated by subtracting losses and loss expenses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains (losses), operating expenses, foreign exchange gains or losses or interest expense to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-Q for the quarter ended September 30, 2005.

-END-